EXHIBIT 99.1

Industrial Distribution Group, Inc. Reports First Quarter 2008 Results

ATLANTA, May 16, 2008 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported financial results for the first quarter ended March 31, 2008.

First quarter 2008 revenues were $127.3 million compared to $135.1 million reported for the comparable period of 2007. The company's net income for the first quarter of 2008 was $0.9 million or $0.10 per diluted share compared to net income of $1.5 million or $0.15 per diluted share for the comparable period of the prior year. Included in the company's results for the first quarter of 2008 were costs of approximately $0.6 million related to strategic alternatives process costs which reduced diluted earnings per share by $0.04 in the current quarter.

For the first quarter, revenues from Flexible Procurement Solutions(tm) (FPS), IDG's services-based supply offerings that include storeroom management, were $78.6 million, a decline of $2.5 million or 3.0% compared to the first quarter of 2007. New sites implemented since the first quarter of 2007 generated incremental revenue in the first quarter of 2008; however, these new site revenues were more than offset by the non-renewal of certain sites in the fourth quarter of 2007, for which the Company did not seek renewal because of unfavorable pricing. FPS revenues were 61.8% of IDG's total first quarter 2008 revenues compared to 60.0% reported for the 2007 first quarter. As of March 31, 2008, the Company had 307 total FPS sites, including 97 storeroom management arrangements.

General MROP sales declined in the 2008 first quarter compared to the 2007 first quarter by $5.4 million to $48.6 million, or 10.0%. The decline in both FPS and General MROP revenues reflects general economic softness resulting in lower production levels for many of IDG's customers. In addition, IDG continued to experience declines in the automotive and truck sectors, which had a significant impact on a broad portion of IDG's customer base of tier-one and tier-two suppliers which support those industries. The American Axle & Manufacturing, Inc. labor union action during the first quarter of 2008 had a significant impact on IDG's customers that also provide products to the automotive industry. Additional industry-specific weaknesses included the manufactured housing and recreational vehicle industries.

"During the first quarter, we experienced the effects of a generally weakening economy," said Charles A. Lingenfelter, IDG's president and chief executive officer. "This general economic weakness adds to the industry-specific challenges we've been experiencing in the domestic automotive industry, including suppliers to the automotive and truck manufacturers and in the recreational vehicle and manufactured housing markets. These general conditions, however, present an opportunity for us to more effectively sell our value proposition, as customers are looking even more intensely to reduce the total cost of procurement. We will continue to work closely with our suppliers to identify advantages and solutions that we can bring to current and prospective customers. At the same time, we are reducing our cost structure to appropriately reflect current business conditions," noted Lingenfelter.

Gross margins for the first quarter of 2008 improved to 23.7% compared to 23.0% for the comparable period of 2007. The improvement was due to higher services billing and related profitability in our FPS services and ongoing improvement from the Company's strategic pricing initiatives. In addition, the prior year quarter includes a one-time reduction in cost of sales to reflect a correction of duplicate trade payables which had a favorable impact on the 2007 gross margin.

Selling, general and administrative (SG&A) expenses increased $0.2 million, or 0.9%, to $28.4 million for the first quarter 2008 compared to 2007. As a percentage of net sales, SG&A expenses increased to 22.3% of total revenue for the 2008 first quarter from 20.9% for the comparable period of 2007. During the 2008 first quarter, the Company incurred $0.6 million of expense related to the strategic alternatives review process. Excluding these costs, which the Company considers to be non-recurring, SG&A expenses were $27.8 million, reflecting a decrease of $0.4 million or 1.3%. The decrease in SG&A expenses excluding the strategic alternatives costs was due to a reduction in travel, training and consumable supplies as the Company continues to focus on cost containment. These impacts were partially offset by an expense of $0.1 million in marketing initiatives to launch our e-commerce website and a $0.2 million increase in salaries and benefits for associates at customer sites.

As of March 31, 2008, long-term debt declined from the end of the fourth quarter 2007 by $0.8 million to $10.3 million, and interest expense in the 2008 first quarter declined from the 2007 first quarter by $0.3 million, reflecting lower average debt balances and market-related lower interest rates. These lower rates are reflected in the decline in IDG's average borrowing rate under its credit facility, which declined to 6.6% for the 2008 first quarter from 7.0% for the prior year first quarter.

No Earnings Conference Call

In light of the pending proxy solicitation for the Company's upcoming special meeting of stockholders to consider and vote on the previously announced proposed acquisition of the Company by an affiliate of Luther King Private Discipline Master Fund, the Company has determined not to hold a conference call in connection with the announcement of earnings results contained in this release.

About IDG

IDG is a nationwide distributor of products and services that creates competitive advantages for its customers. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves approximately 12,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The Company sells in 48 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions(tm) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the Company) warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (MROP) market, the Company's ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company's reliance upon the expertise of its senior management, the Company's reliance upon its information systems, the interruption of business due to the Company's system consolidation efforts, the uncertainty of customers' demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company's distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company's Forms 10-K, 10-Q, or any 8-K filed with or furnished to the Securities and Exchange Commission. These risks and uncertainties also include the special matters that may be associated with the Company's announcement of its proposed acquisition by an affiliate of Luther King Private Discipline Master Fund, which is subject to approval by the Company's stockholders and the satisfaction or waiver of other conditions, many of which involve unknown or unpredictable factors.

As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

                 INDUSTRIAL DISTRIBUTION GROUP, INC.
                  Consolidated Statements of Income
                  (in thousands, except share data)
                            (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                    2008       2007
                                                 ---------  ---------
 Net Sales                                        $127,267   $135,105
 Cost of Sales                                      97,107    103,996
                                                 ---------  ---------
   Gross Profit                                     30,160     31,109
 Selling, General & Administrative Expenses         28,436     28,190
                                                 ---------  ---------
   Income from Operations                            1,724      2,919
 Interest Expense                                      239        500
 Other Income                                            0          1
                                                 ---------  ---------
 Income Before Income Taxes                          1,485      2,420
 Provision for Income Taxes                            565        951
                                                 ---------  ---------

 Net Earnings                                         $920     $1,469
                                                 =========  =========

 Basic earnings per common share                     $0.10      $0.16
                                                 =========  =========
 Diluted earnings per common share                   $0.10      $0.15
                                                 =========  =========

 Basic weighted average shares outstanding       9,414,535  9,354,371
                                                 =========  =========
 Diluted weighted average shares outstanding     9,683,317  9,654,010
                                                 =========  =========

                 INDUSTRIAL DISTRIBUTION GROUP, INC.
                Consolidated Condensed Balance Sheets
                          (in thousands)

                                                 March 31,  Dec. 31,
 ASSETS                                            2008       2007
                                                (unaudited)
   Total Current Assets                           $133,470   $139,007
   Property and Equipment, net                       4,216      4,352
   Intangible and Other Assets, net                  2,224      2,333
                                                 ---------  ---------
 TOTAL ASSETS                                     $139,910   $145,692
                                                 =========  =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Total Current Liabilities                         $47,096    $53,184
 Long-Term Debt                                     10,262     11,055
 Other Long-Term Liabilities                           297        293
                                                 ---------  ---------
 Total Liabilities                                  57,655     64,532

 Total Stockholders' Equity                         82,255     81,160
                                                 ---------  ---------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $139,910   $145,692
                                                 =========  =========

CONTACT: Industrial Distribution Group, Inc.
         Jack P. Healey, Executive Vice President and
          Chief Financial Officer
         (404) 949-2100
         www.idglink.com